EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby issued our report dated January 15, 2003, (except for note 15, as to which the date is February 19, 2003), accompanying the consolidated financial statements included in the 2002 Annual Report of Lakeland Bancorp, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Lakeland Bancorp, Inc. on Form S-3 (File No. 333-87306, effective May 1, 2002; File No. 333-89723, effective October 27, 1999 and File No. 33-87672, effective December 21, 1994) and on Form S-8 (File No. 333-34296, effective April 7, 2000 and File No. 333-89051, effective October 14, 1999.)

/S/ GRANT THORNTON LLP Philadelphia, Pennsylvania March 25, 2003